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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

                                                                 ---------------
                                                                 SEC FILE NUMBER
                                                                 033-14042 - NY
                                                                 ---------------
                                                                 ---------------
                                                                 CUSIP NUMBER
                                                                 64124R 10 7
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                                 (CHECK ONE):

 / / Form 10-KSB  / / Form 11-K  / / Form 20-F  /X/ Form 10-QSB  / / Form N-SAR

                 For Period Ended:  March 31, 1997


Nothing in this Form shall be construed to imply that the Commission has verified any information herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                              ----------------------------------

PART I -- REGISTRANT INFORMATION

FULL NAME OF REGISTRANT (Former Name, if Applicable)
NEUROCORP, LTD.

Address of Principal Executive Office (Street and Number)
150 WHITE PLAINS ROAD

City, State and Zip Code
TARRYTOWN, NEW YORK 10591

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without reasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 /X/   (a)  The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense;
 /X/   (b)  The subject quarterly report on Form 10-QSB, will be filed on or before the fifth calendar day following the prescribed due date.
 / /   (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.


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PART III -- NARRATIVE

State below in reasonable detail the reason why the Form 10-QSB could not be filed within the prescribed time period.

     Registrant is changing its internal chart of accounts so as to improve its accounting system which has delayed the completion of the Form 10-QSB.

     The inability to file timely could not be eliminated by the Registrant without unreasonable effort and expense in that until such change has been completed, it cannot finalize its financial statements.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

             AILEEN A. KUNITZ                (914)              631-3316
    ---------------------------------- ----------------- ----------------------
                  (Name)                  (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    the answer is no, identify report(s).                       /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons
    why a reasonable estimate of the results cannot be made.    / / Yes  /X/ No

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                              NEUROCORP, LTD.
             ---------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: May 15, 1997                        By:   /s/ AILEEN A. KUNITZ
                                                ----------------------------
                                                     AILEEN A. KUNITZ
                                                           CFO